Exhibit 4.11

Execution Version

FIFTH SUPPLEMENTAL INDENTURE

This Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of June 26, 2019 and effective as of the Effective Date, is by and among Sunnova Energy Corporation (the “Issuer”) and Wilmington Trust, National Association, as trustee (the “Trustee”) relating to those certain 9.50% Senior Secured Convertible Notes due 2021 (each a “Note” and collectively, the “Notes”) of the Issuer, issued pursuant to the Indenture, dated as of April 24, 2017 (as amended by that certain First Supplemental Indenture, dated as of November 21, 2017, that certain Second Supplemental Indenture, dated May 31, 2018, that certain Third Supplemental Indenture, dated as of January 18, 2019, and that certain Fourth Supplemental Indenture dated as of April 5, 2019 and as otherwise amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and between the Issuer, the Trustee and Wilmington Trust, National Association, as collateral trustee.

INTRODUCTION

WHEREAS, the Board of Directors of the Issuer has approved, contingent upon the consent of the requisite parties, including the Noteholders, the Issuer’s incurrence of $15,000,000 in new subordinated indebtedness (together with any PIK payments in respect thereof, the “New Subordinated Indebtedness”) pursuant to the promissory note, which is convertible into “Series C Convertible Preferred Stock” of the Issuer in accordance with its terms;

WHEREAS, the Issuer desires to supplement the Indenture to permit the incurrence and performance of the New Subordinated Indebtedness;

WHEREAS, Section 9.02 of the Indenture provides that (i) Sections 4.07 and 11.01 of the Indenture, Section 9 of the Note and any definitions related thereto may be amended with the consent of the Issuer and the holders of at least a majority in principal amount of the Notes then outstanding and (ii) Sections 4.03 and 4.04 of the Indenture and any definitions related thereto may be amended with the consent of the Issuer and the holders of at least 66 2/3% in principal amount of the Notes then outstanding (such consents, the “Requisite Consents”);

WHEREAS, the Trustee has received the documents required to be delivered to it pursuant to the Indenture, including evidence of the Requisite Consents from the holders as evidenced by the consent of Cede & Co., nominee for The Depository Trust Company, to the execution and delivery of this Supplemental Indenture;

WHEREAS, Section 9.03 of the Indenture provides that an amendment to the Indenture and the Notes shall become effective upon the Requisite Consents, the receipt by the Trustee of the Opinion of Counsel and Officers’ Certificate required under Sections 9.05 and 14.04 of the Indenture and the execution by the Trustee of the Supplemental Indenture; and

WHEREAS, all actions and documents required for the execution and delivery by the Trustee of this Supplemental Indenture have been taken and/or provided and this Supplemental Indenture is authorized pursuant to the Indenture.

NOW, THEREFORE, the Issuer and the Trustee hereby agree as follows:

Section 1. Defined Terms; Other Definitional Provisions. As used in this Supplemental Indenture, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Indenture and used herein without definition shall have the meaning assigned to such term in the Indenture, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Supplemental Indenture, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Supplemental Indenture shall refer to this Supplemental Indenture as a whole and not to any particular provision of this Supplemental Indenture. The term “including” means “including, without limitation”. Paragraph headings have been inserted in this Supplemental Indenture as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Supplemental Indenture and shall not be used in the interpretation of any provision of this Supplemental Indenture.

Section 2. Amendment. Subject to the terms and conditions of this Supplemental Indenture, pursuant to Section 9.02 of the Indenture and in reliance on the Requisite Consents, upon the effectiveness of this Supplemental Indenture:

(a) Section 1.01 of the Indenture shall be amended by adding the following additional definition:

“2019 Subordinated Indebtedness” means that certain subordinated convertible promissory note in an amount not exceeding $15,000,000 (plus PIK interest amounts), effective as of June 28, 2019.

(b) Section 4.03(b)(x) of the Indenture shall be amended and restated as follows:

(x) the ECP Subordinated Indebtedness as in effect on January 18, 2019 and the 2019 Subordinated Indebtedness as in effect on June 28, 2019. For the avoidance of doubt, no refinancings, amendments, replacements or substitutions of the ECP Subordinated Indebtedness or the 2019 Subordinated Indebtedness shall be considered Permitted Indebtedness under this clause (x)”.

(c) Section 4.04(a) of the Indenture shall be amended by inserting “, and, in the case of clause (v) below, shall not permit any Subsidiary of the Issuer to,” in the first sentence, immediately after “The Issuer shall not”, by deleting the word “or” from the end of clause (iii) and replacing clause (iv) with the following:

(iv) make any Investment other than a Permitted Investment; or

(v) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in cash the ECP Subordinated Indebtedness or 2019 Subordinated Indebtedness.

(d) Section 4.04(b)(ii) of the Indenture shall be amended and restated as follows:

(ii) the payment, defeasance, repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness (other than the ECP Subordinated Indebtedness or 2019 Subordinated Indebtedness) pursuant to provisions similar to those described in Section 4.06 and Section 4.08; provided, that, all Notes tendered by holders of the Notes in connection with a Change of Control Offer or required to be redeemed or purchased pursuant to Section 4.06(b) have been repurchased, redeemed or acquired for value;

(e) Section 4.04(b)(viii) of the Indenture shall be amended and restated as follows:

(viii) so long as no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, other Restricted Payments (other than the Restricted Payments described in Section 4.04(a)(v)) in an aggregate amount not to exceed $3.0 million since the Original Notes Issuance Date; and

(f) Section 4.04(c) of the Indenture shall be amended and restated as follows:

(c) Subject to the last paragraph of Section 4.07, this covenant shall not restrict the ability of any Subsidiary of the Issuer to make any of the payments described in Section 4.04(a) (other than the Restricted Payments described in Section 4.04(a)(v))

(g) Section 4.07(b) of the Indenture shall be amended by deleting the word “and” from the end of clause (ix) and replacing clause (x) with the following:

(x) licenses of, or other grants of rights to use, intellectual property granted by the Issuer or any Subsidiary in the ordinary course of business or consistent with industry practice; and

(xi) the 2019 Subordinated Indebtedness.

(h) Section 11.01(c) of the Indenture shall be amended and restated as follows:

(c) Any Notes not converted pursuant to Section 11.01(a) shall be subject to mandatory redemption pursuant to Section 3.09 of this Indenture. Notwithstanding the foregoing, the Issuer shall not be obligated to redeem more than 50% of the outstanding principal amount of the Notes pursuant to this Section 11.01(c) if the IPO results in gross proceeds to the IPO Issuer of less than $225.0 million; provided, however, that the Issuer shall not be relieved of its obligation to redeem all of the outstanding Notes in the event that the ECP Subordinated Indebtedness and the 2019 Subordinated Indebtedness are not fully converted into Equity Interests of the Issuer prior to or substantially concurrently with the IPO; provided, further, however, that the Issuer may (but shall not be obligated to) redeem more than 50% of such Notes pursuant to Section 3.09 if it so elects.

(i) The first paragraph of Section 9 of the Form of Note attached as Exhibit A to the Indenture shall be amended and restated as follows:

Upon the closing of an IPO, the Issuer shall be required to redeem any Notes for which no Conversion Notice (as defined below) was delivered on or prior to the Conversion Deadline (as defined below) in accordance with the provisions of Article XI of the Indenture, at a redemption price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, together with an amount of cash equal to the cash value of the IPO Redemption Premium (calculated using the price to the public in the IPO) and all accrued and unpaid PIK Interest, to, but excluding, the mandatory redemption date, and will be payable in cash, to the date fixed for the mandatory redemption, in accordance with the procedures set forth in Section 3.09 of the Indenture. Notwithstanding the foregoing, the Issuer shall not be obligated to redeem more than 50% of the outstanding principal amount of the Notes pursuant to Section 11.01(c) of the Indenture if the IPO results in gross proceeds to the IPO Issuer of less than $225.0 million; provided, however, that the Issuer shall not be relieved of its obligation to redeem all of the outstanding Notes in the event that the ECP Subordinated Indebtedness and the 2019 Subordinated Indebtedness are not fully converted into Equity Interests of the Issuer prior to or substantially concurrently with the IPO; provided, further, however, that the Issuer may (but shall not be obligated to) redeem more than 50% of such Notes pursuant to Section 3.09 of the Indenture if it so elects.

Section 3. Representations and Warranties.

(a) The Issuer hereby represents and warrants that: (i) the execution, delivery and performance of this Supplemental Indenture are within the corporate power and authority of the Issuer and have been duly authorized by appropriate corporate action and proceedings; (ii) this Supplemental Indenture constitutes the legal, valid, and binding obligation of the Issuer enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (iii) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Supplemental Indenture; and (iv) the security interests under the Security Documents are valid and subsisting and secure the Issuer’s obligations under the Note Documents.

Section 4. Conditions to Effectiveness. This Supplemental Indenture shall become effective and enforceable against the parties hereto upon the satisfaction of the following conditions precedent (such date, the “Effective Date”):

(a) the Trustee shall have received this Supplemental Indenture duly executed by the Issuer and the Trustee;

(b) the Issuer shall have paid on or prior to the Effective Date all costs and expenses which are payable pursuant to Section 7.07 of the Indenture; and

(c) the Trustee shall have received the documents required to be delivered to it pursuant to the Indenture, including evidence of the consent of Cede & Co., nominee for The Depository Trust Company on behalf of the Holders, constituting the Requisite Consents, to the execution and delivery of this Supplemental Indenture, and such Consents shall not have been properly revoked prior to the Expiration Time (as defined in the Solicitation of Consents Relating to the Indenture Governing the Notes, dated June 20, 2019).

The Issuer shall promptly notify the Trustee in writing of the Effective Date.

Section 5. Acknowledgments and Agreements.

(a) The Issuer does hereby adopt, ratify, and confirm the Indenture and the other Note Documents and acknowledges and agrees that the Indenture and the other Note Documents are and remain in full force and effect, and the Issuer acknowledges and agrees that its respective liabilities and obligations under the Indenture and the other Note Documents are not impaired in any respect by this Supplemental Indenture.

(b) The Issuer hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to the Trustee in the Indenture or in any other Note Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

(c) For the avoidance of doubt, the Issuer hereby also agrees and acknowledges that Section 2 above shall not operate as a waiver of or otherwise prejudice any of the rights and remedies of the Trustee otherwise other than as expressly provided in Section 2. The Trustee hereby expressly reserves all of its rights, remedies, and claims under the Note Documents. Nothing in this Supplemental Indenture shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Note Documents, (ii) any of the agreements, terms or conditions contained in any of the Note Documents, (iii) any rights or remedies of the Trustee with respect to the Note or (iv) the rights of the Trustee to collect the full amounts owing under the Note Documents as and when such amounts are due and payable under the terms of the Note Documents.

(d) This Supplemental Indenture is a Note Document for the purposes of the provisions of the other Note Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Supplemental Indenture shall be a Default or Event of Default, as applicable, under the Indenture.

(e) The Issuer shall indemnify and hold harmless the Trustee from and against any and all damages, losses, costs, and expenses (including, without limitation, legal fees and expenses) relating to this Supplemental Indenture in accordance with Section 7.07 of the Indenture.

(f) The Issuer covenants and agrees to pay the Trustee’s fees and expenses in connection with the execution and delivery of this Supplemental Indenture.

Section 6. Reaffirmation of Liens. The Issuer (a) is party to the Security Documents securing and supporting the Obligations under the Note Documents, (b) represents and warrants that it has no defenses to the enforcement of the Security Documents and that according to their terms the Security Documents will continue in full force and effect to secure the Obligations under the Note Documents, as the same may be amended, supplemented, or otherwise modified, and (c) acknowledges, represents, and warrants that the liens and security interests created by the Security Documents are valid and subsisting and create an acceptable security interest in the collateral to secure the Obligations under the Note Documents, as the same may be amended, supplemented, or otherwise modified.

Section 7. Counterparts. This Supplemental Indenture may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic transmission of an executed counterpart of this Supplemental Indenture shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 8. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Purchase Agreement and Indenture.

Section 9. Invalidity. In the event that any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Supplemental Indenture.

Section 10. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

Section 11. Record Date. The Issuer informs the Trustee that the voting record date for purposes of this Supplemental Indenture shall be June 19, 2019 (the “Record Date”).

Section 12. Concerning the Trustee. Wilmington Trust, National Association is entering into this Supplemental Indenture solely in its capacity as Trustee under the Indenture, pursuant to the Requisite Consents and in reliance on the Officers’ Certificate and Opinion of Counsel delivered to the Trustee in connection herewith. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same.

Section 13. Entire Agreement. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE OTHER NOTE DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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ISSUER:

SUNNOVA ENERGY CORPORATION

By:	/s/ Robert L. Lane

Name:	Robert L. Lane
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Shawn P. Goffinet

Name:	Shawn P. Goffinet
Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]